SECOND AMENDMENT TO REPUBLIC BANK BUILDING LEASE

This Amendment dated February 1, 2000, is made to the Republic Bank Building Lease dated August 1, 1999 between Jaytee Properties, a Kentucky general partnership, hereinafter referred to as "Landlord" and Republic Bank & Trust Company, hereinafter referred to as the "Tenant". As parties hereto, Landlord and Tenant hereby agree to further modify and amend their original Lease Agreement, as amended, as hereafter set forth.

Landlord and Tenant agree that the following terms of the Lease shall be amended to increase the Tenant's square footage by 3,990 square feet. The Tenant's rent shall be increased by $3,325.00, ($10.00 per square foot) per month effective February 1, 2000 and continue in accordance with the terms of that original lease, as amended, referenced herein.

ARTICLE I. PREMISES

SECTION 1. Tenant leases from Landlord and Landlord leases to Tenant the following additional premises (hereinafter called the "Premises"):

Being an additional 3,990 square feet of office space located on the lower floor in the Republic Bank Building (hereinafter called "the Building") located at 9600 Brownsboro Road, Jefferson County, Ky.

ARTICLE III. RENT AND OPERATING EXPENSES

SECTION 1. Tenant shall pay to Landlord, at Landlord's office in the Building or at such place as Landlord may from time to time designate, as monthly rental for the Premises as of the effective date of this Second Amendment, the sum of $16,819.

The terms and provisions of the original lease, as amended, shall continue in full force and effect except as modified and amended herein.

REPUBLIC BANK & TRUST COMPANY                   JAYTEE PROPERTIES

BY:/s/ Bill Petter                              BY:/s/ Steve Trager
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